As filed with the Securities and Exchange Commission on February 22, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0359556
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

501 Canal Boulevard

Richmond, California 94804

(Address of principal executive offices) (Zip Code)

Sangamo BioSciences, Inc. 2004 Stock Incentive Plan

(Full title of the Plans)

Edward O. Lanphier II

President and Chief Executive Officer

Sangamo BioSciences, Inc.

501 Canal Boulevard, Suite A

Richmond, California 94804

(Name and address of agent for service)

(510) 970-6000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Sangamo BioSciences, Inc. 2004 Stock Incentive Plan Common Stock, $0.001 par value	1,636,644 shares	$5.29	$8,657,847	$992.19

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2004 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on February 21, 2012 as reported by The NASDAQ Global Market.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Sangamo BioSciences, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2011, filed with the Commission on February 22, 2012, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The Registrant’s Registration Statement No. 000-30171 on Form 8-A filed with the Commission on March 31, 2000 pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights, and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished by not filed on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “1933 Act”). Article VII, Section 6 of Registrant’s bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Registrant’s certificate of incorporation provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of the director’s fiduciary duty as director to Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate a director’s fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock purchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Registrant has entered into indemnification agreements with its officers and directors.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-30171 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1(1)	Sangamo BioSciences, Inc. 2004 Stock Incentive Plan

99.2(2)	Amendment to Sangamo BioSciences, Inc. 2004 Stock Incentive Plan

(1)	Exhibit 99.1 is incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2004.
(2)	Exhibit 99.2 is incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report for the fiscal quarter ended June 30, 2008 on Form 10-Q filed with the Commission on August 7, 2008.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2004 Stock Incentive Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California on this 22nd day of February, 2012.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Edward O. Lanphier II
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Edward O. Lanphier II, President and Chief Executive Officer, and H. Ward Wolff, Executive Vice President and Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edward O. Lanphier II	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2012
Edward O. Lanphier II

/s/ H. Ward Wolff	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2012
H. Ward Wolff

/s/ William R. Ringo	Director and Chairman of the Board	February 22, 2012
William R. Ringo

/s/ Paul B. Cleveland	Director	February 22, 2012
Paul B. Cleveland

Signature	Title	Date

/s/ Stephen G. Dilly, M.B.B.S, Ph.D	Director	February 22, 2012
Stephen G. Dilly, M.B.B.S, Ph.D

/s/ John W. Larson	Director	February 22, 2012
John W. Larson

/s/ Steven J. Mento, Ph.D	Director	February 22, 2012
Steven J. Mento, Ph.D

/s/ Thomas G. Wiggans	Director	February 22, 2012
Thomas G. Wiggans

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-30171 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1(1)	Sangamo BioSciences, Inc. 2004 Stock Incentive Plan

99.2(2)	Amendment to Sangamo BioSciences, Inc. 2004 Stock Incentive Plan

(1)	Exhibit 99.1 is incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2004.
(2)	Exhibit 99.2 is incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report for the fiscal quarter ended June 30, 2008 on Form 10-Q filed with the Commission on August 7, 2008.